Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-165959 and 333-182567) and Form S-8 (No. 333-149200) of Targa Resources Partners LP of our report dated February 28, 2013, relating to our audits of the combined financial statements of Saddle Butte Assets, LLC and Saddle Butte Fort Berthold Gathering, LLC as of and for the years ended December 31, 2012, 2011 and 2010, included in this Current Report on Form 8-K dated April 5, 2013.

Hein & Associates LLP

Denver, Colorado

April 5, 2013